UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):      March 7, 2008

NALCO HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-32342	16-1701300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1601 W. Diehl Rd., Naperville, IL   60563

630-305-1000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (c)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the previously announced appointment and agreement of J. Erik Fyrwald as Chairman, President and Chief Executive Officer of Nalco Holding Company, Nalco Finance Holdings LLC, Nalco Holdings LLC and Nalco Company, effective March 7, 2008, the Company granted Mr. Fyrwald the following stock awards under the Company’s 2004 Stock Incentive Plan (the “Plan”) and stock awards outside the Plan. This is the actual award of grants to Mr. Fyrwald previously announced in a report on Form 8-K filed on February 28, 2008.

Under the Plan Mr. Fyrwald received (i) 185,000 ten-year non-qualified stock options that vest in 4 equal installments at the end of 2008 and the end of each of the following three years, (ii) 75,000 performance shares that vest on December 31, 2010 subject to the achievement of certain performance criteria over the performance period for the cycle 2008-2010 and Mr. Fyrwald’s continued employment through December 31, 2010 and (iii) 50,000 performance shares that vest on December 31, 2010 subject to the achievement of certain performance criteria for 2008 and Mr. Fyrwald’s continued employment through 2010.

In addition, as inducement awards outside the Plan, Mr. Fyrwald received: (i) 40,000 ten-year non-qualified stock options that vest in 4 equal installments at the end of 2008 and each of the following three years, (ii) 150,000 ten-year non-qualified stock options that vest 50% on each of the third and fourth anniversaries of the date of the agreement and (iii) 200,000 restricted shares that vest 50% on each of the third and fourth anniversaries of the date of the agreement. In accordance with New York Stock Exchange Rule 303A(8), these non-Plan awards were granted without stockholder approval.

A Non-Plan Stock Option Agreement and a Non-Plan Restricted Stock Agreement with Mr. Fyrwald are filed with this report as exhibits.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.
The following exhibits are furnished pursuant to Item 9.01 of Form 8-K:

(99.1)	Non-Plan Stock Option Agreement.
(99.2)	Non-Plan Restricted Stock Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

NALCO HOLDING COMPANY

/s/ Stephen N. Landsman
Secretary

Date: March 12, 2008